                                                                EXHIBIT 99.B9(b)

                        SUPPLEMENT TO AGENCY AGREEMENT

     Supplement to Agency Agreement ("Supplement") made as of April 1, 1995 and between the registered investment company executing this document (the "Fund") and Investors Fiduciary Trust Company ("Agent").

     WHEREAS, the Fund and Agent are parties to an Agency Agreement ("Agency Agreement"), as supplemented from time to time;

     WHEREAS, Section 5.A. of the Agency Agreement provides that the fees payable by the Fund to Agent thereunder shall be as set forth in a separate schedule to be agreed to by the Fund and Agent; and

     WHEREAS, the parties desire to reflect in this Supplement the revised fee schedule for the Agency Agreement as in effect as of the date hereof;

     NOW THEREFORE, in consideration of the premises and the mutual covenants herein provided, the parties agree as follows:

     1. The revised fee schedule for services provided by Agent to the Fund under the Agency Agreement as in effect as of the date hereof is set forth in Exhibit A attached hereto.

     2. This Supplement shall become a part of the Agency Agreement and subject to its terms and shall supersede all previous fee schedules under such agreement as of the date hereof.

     IN WITNESS WHEREOF, the Fund and Agent have duly executed this Supplement as of the day and year first set forth above.


                            KEMPER INTERNATIONAL BOND FUND

                            By:  /s/ John E. Peters
                               ---------------------------------
                            Title:  Vice President
                                  ------------------------------


                            INVESTORS FIDUCIARY TRUST COMPANY

                            By:  /s/ Stephen R. Hilliard
                               ---------------------------------
                            Title:  Executive Vice President
                                  ------------------------------

                                  EXHIBIT A
                                  ---------

                                 FEE SCHEDULE
                                 ------------

Transfer Agency Function                   Fee Payable by Fund
------------------------                   -------------------
1.   Annual open shareholder               $6.00 per year per account.
     account fee.

2.   Annual closed shareholder             $6.00 per year per account.
     account fee.

3.   Establishment of new shareholder      $4.00 per new account.
     account.

4.   Payment of dividend.                  $.40 per dividend payment
                                           per account.

5.   Automated ACH/UIT transaction.        $.50 per transaction.

6.   Process purchase or redemption of     $1.25 per transaction.
     shares transaction.

7.   Non-monetary transactions fee.        $2.00 per year per open
                                           account.

8.   All other shareholder inquiry,        $1.25 per transaction.
     correspondence and research
     transactions.

The out-of-pocket expenses of IFTC will be reimbursed by Fund in accordance with the provisions of Section 5 of the Agency Agreement. All fees will be subject to offset by earnings allowances under the Custody Agreement between Fund and IFTC.